SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 6, 2007

UNIVERSAL BIOENERGY, INC.
(Exact name of Registrant as specified in its charter)

Nevada
 (State or other jurisdiction of incorporation)

Nevada	333-123465	20-1770378
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

128 Biodiesel Drive	38858
Nettleton, MS
(Address of principal executive offices)	(Zip Code)

662-963-3333
Registrant's telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below of the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 2. FINANCIAL INFORMATION

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

This Current Report on Form 8-K is being filed to disclose that Palomine Mining, Inc. ("Palomine" or "we") consummated its acquisition of Universal Bioenergy North America, Inc., a Nevada Corporation, ("Universal"), at a closing held on December 6, 2007. Such acquisition was consummated pursuant to and in accordance with the Stock Purchase and Recapitalization Agreement (the "Agreement"), dated October 24, 2007, among Palomine, Universal and Mortensen Financial Limited, a shareholder of Palomine("Mortensen"). We are also providing herein audited financial statements of Universal Bioenergy North America, Inc. and certain information relating to the assets and operations of Palomine following its acquisition of Universal.

As a result of the closing, Universal has become a wholly owned subsidiary of Palomine. In exchange for all of the issued and outstanding shares of Universal, Palomine issued to the shareholders of Universal 2,000,000 shares of common stock of Palomine. Mortensen, a shareholder of Palomino contributed 1,800,000 shares of common stock of Palomine to the amount of shares being delivered to Universal shareholders by Palomine. Such issuance represents an issuance of 44% of the issued and outstanding shares of Palomine. In addition, pursuant to the terms of the Agreement, an amendment to the certificate of incorporation of Palomine was filed with the State of Nevada whereby: (i) the name of the company has been changed to Universal Bioenergy, Inc., (ii) the shares of common stock of Palomine issued and outstanding at the time of the closing (4,500,000 shares) were increased by a forward stock split in the amount of five (5) shares for each share of Palomine issued and outstanding (resulting in 22,500,000 shares issued and outstanding); and (ii) the authorized shares of Palomine were increased to 200,000,000 shares of common stock with a par value of $0.001 per share; and 1,000,000 shares of preferred stock with a par value of $0.001 per share.

For all the terms and provisions of the Agreement, reference is hereby made to such agreement annexed as Exhibit 1.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2007. All statements made herein concerning the foregoing agreement are qualified by references to said exhibit.

DESCRIPTION OF BUSINESS

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking information. Forward-looking information includes statements relating to future actions, future performance, costs and expenses, outcome of contingencies, financial condition, results of operations, liquidity, business strategies, objectives of management, and other such matters of the Company. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking information to encourage companies to provide prospective information about themselves without fear of litigation so long as that information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. Forward-looking information may be included in this Current Report on Form 8-K or may be incorporated by reference from other documents filed with the Securities and Exchange Commission (the "SEC") by Palomine. You can find many of these statements by looking for words including, for example, "believes," "expects," "anticipates," "estimates" or similar expressions in this Current Report on Form 8-K or in documents incorporated by reference in this Report. Palomine undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. Palomine has based the forward-looking statements relating to Palomine's operations on management's current expectations, estimates, and projections about Palomine and the industry in which it operates. These statements are not guarantees of future performance and involve risks, uncertainties, and assumptions that Palomine cannot predict. In particular, Palomine has based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, Palomine's actual results may differ materially from those contemplated by these forward-looking statements. Any differences could result from a variety of factors, including, but not limited to, failure to effectuate its business plan, inability to maintain costs, loss of customers, regulatory issues, general economic and business conditions, competition, and other factors.

Company History

Palomine, Inc. was incorporated in the State of Nevada in August, 2004. Before closing down all operations in 2007, Palomine's primary business was as an exploration stage company engaged in the acquisition and exploration of mineral properties with a view to exploiting any mineral deposits that it discovered that demonstrate economic feasibility. Palomine had the sole and exclusive right and option to acquire an 80% undivided right, title and interest in and to the mineral property known as the Gab claim.

Palomine’s plan of operation was to conduct exploration work on the Gab property in order to ascertain whether it possessed economic quantities of gold. Mineral property exploration is typically conducted in phases.  Each subsequent phase of exploration work is recommended by a geologist based on the results from the most recent phase of exploration.  Palomine did not commence the initial phase of exploration on the Gab claim.

Due to a lack of funding, Palomine’s directors decided not to proceed with the exploration of the Gab claim and abandoned this business model at the close of the third quarter 2007).

Description, Location and Access

The Gab property is located near Cross Lake, five miles south of Thistlewaite Lake and approximately 80 miles northeast of Yellowknife in the southern part of the Northwest Territories, Canada.  The property is located at approximately Latitude 63°05”N and Longitude 113°30’W.

The mining claim is accessible by float plane to nearby Gordon Lake or by helicopter. An old winter road exists from Cross Lake to the old mine site of Discovery Mines. Facilities and the skilled population base at Yellowknife are readily available and can provide all the necessary services needed for property exploration.

The area inclusive of the Gab property exhibits sub arctic alder and white lodge pine intermixed with tundra bogs.  Good rock exposure is found along the lake shores. Winters are cold with generally medium snowfall accumulations and summers are temperate with adequate precipitation.

Gab Claim Mineral Property Option Agreement

On October 28, 2004, we entered into an agreement with Max Braden of Yellowknife, Northwest Territories, whereby he granted Palomine the sole and exclusive right and option to acquire an 80% undivided right, title and interest in and to the Gab claim subject to certain obligations.  On December 31, 2005, we entered into an amending agreement with Mr. Braden whereby Palomine paid him $1,000 to extend the obligation deadlines. These obligations, as amended, are as follows:

•	pay to Max Braden $1,000 upon execution of the agreement (paid);

•	provide funding of minimum cumulative expenditures for exploration and development work on the claim in the following manner:

-	$10,000 of expenditures to be incurred, or caused to be incurred, by June 1, 2005 (completed); and
-	No less than a further $50,000 of expenditures to be incurred, or caused to be incurred by December 31, 2006 (not incurred); and
-	No less than a further $100,000 of expenditures to be incurred, or caused to be incurred by December 31, 2007;

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pay or cause to be paid, to Max Braden, or on Braden’s behalf as we may determine, all claim payments and assessment work required to keep the claim and this option in good standing during the term of the agreement.

The terms of this agreement, including the percentage of the property under option, were determined by negotiation between our directors and the owner of the property, Mr. Braden.

Because we did not incur minimum exploration expenditures of at least $50,000 by December 31, 2006, the mineral property option agreement respecting the Gab property is not in good standing.  However, the agreement provides that the vendor must provide us with 30 day’s written notice of the termination of the option during which we have the right to cure the default by completing the required exploration expenditures.

Mr. Braden has not provided us with such written notice to date], however due to a lack of funding Palomine’s directors decided not to proceed with the exploration of the Gab claim and abandoned this business model at the close of the third quarter 2007.

New Business Model

Beginning with the second quarter 2007, the board of directors directed the Company's management to begin searching for acquisition targets with a business possessing greater potential to add value to shareholders.

As discussed above, Palomine Mining, Inc. ("Palomine" or "we") consummated its acquisition of Universal Bioenergy North America, Inc., a Nevada Corporation, ("Universal"), at a closing held on December 6, 2007. Such acquisition was consummated pursuant to and in accordance with the Stock Purchase and Recapitalization Agreement (the "Agreement"), dated October 24, 2007, among Palomine, Universal and Mortensen Financial Limited, a shareholder of Palomine("Mortensen"). We are also providing herein audited financial statements of Universal Bioenergy North America, Inc. and certain information relating to the assets and operations of Palomine following its acquisition of Universal.

As a result of the closing, Universal has become a wholly owned subsidiary of Palomine. In exchange for all of the issued and outstanding shares of Universal, Palomine issued to the shareholders of Universal 2,000,000 shares of common stock of Palomine. Mortensen, a shareholder of Palomino contributed 1,800,000 shares of common stock of Palomine to the amount of shares being delivered to Universal shareholders by Palomine. Such issuance represents an issuance of 44% of the issued and outstanding shares of Palomine. In addition, pursuant to the terms of the Agreement, an amendment to the certificate of incorporation of Palomine was filed with the State of Nevada whereby: (i) the name of the company has been changed to Universal Bioenergy, Inc., (ii) the shares of common stock of Palomine issued and outstanding at the time of the closing (4,500,000 shares) were increased by a forward stock split in the amount of five (5) shares for each share of Palomine issued and outstanding (resulting in 22,500,000 shares issued and outstanding); and (ii) the authorized shares of Palomine were increased to 200,000,000 shares of common stock with a par value of $0.001 per share; and 1,000,000 shares of preferred stock with a par value of $0.001 per share.

For all the terms and provisions of the Agreement, reference is hereby made to such agreement annexed as Exhibit 1.1 to our Current Report on Form 8-K filed with the Securities and Exchange Commission on October 31, 2007. All statements made herein concerning the foregoing agreement are qualified by references to said exhibit.

History of Universal

Universal Bioenergy North America, Inc. was formed as a Nevada Corporation on January 23 2007.

Universal owns a Biodiesel fuel refinery located at Nettleton, Mississippi, acquired from Biodiesel of Mississippi, Inc. thru Bankruptcy sale. It is the first Biodiesel plant which selling Biodiesel to public in the state of Mississippi. The Plant is located in the northeastern part of the state, on a 4.3 acre of land that at one time was the home of the old Bunge Grain Elevator facility. During the grain elevator operation time, there was an railway Spur constructed to facilitate the movement of huge quantities of various grains.

In 2002, Biodiesel of Mississippi, Inc. ("BMI") acquired the land from city of Nettleton and started building a Biodiesel refinery. The original idea was to construct an economically designed, but highly efficient refinery like a rig in the middle of sea. The plant started producing the Biodiesel during 2004. BMI management ran into a major dispute with their customer/investor(s) or a major operational issue and they filed for bankruptcy protection under Chapter-11 in early 2006. The Bankruptcy Court of the Northern District of Mississippi in its Order Granting Debtor‘s Motion to Sell Assets Free and Clear Of All Liens, Claims And Encumbrances Outside The Ordinary Course Of Business dated 21st December 2006 (the "Order"), authorized BMI to convey certain property to Universal.

Universal entered into a bill of sale with BMI on January 26th, 2007 (the "Bill of Sale") to acquire certain of the assets from BMI, including the fixtures on the land, the refinery and certain equipment, tools and other assets all as listed in the Bill of Sale (collectively, the "Assets"). For all the terms and provisions of the Bill of Sale.

The plant and assets were not in operation during the bankruptcy period. As a result, the facility needed major repair, cleanup, painting and maintenance to get it ready to be brought back into operation. The plant had original capacity to produce about 20,000 gallons of Biodiesel per day. However, the plant was never operated consistently at its full production capacity during the period due to lack of sufficient funds and/or washing and storage capacity. The company had two 50,000 capacity reactors, two 12,000 gallon capacity washing tanks and two 50,000 gallon capacity storage tanks.

UBNA management commenced the extensive project of cleaning, painting and repairing the plant in late February 2007. Weather was not favorable during February-April for the exterior cleaning. However, major cleaning, repairing, maintenance and painting were competed by October 2007.

Further, since acquisition of the assets from Bankruptcy, the management acquired additional reactors and tanks to increase the processing, washing and storage capacity. Today, UBNA has four 50,000 Gallon each jacketed Reactors, four washing tanks and quite a few storage tanks.

Management believes its production capacity to reach 10 Million Gallons Per Year (MGPY) with installed equipment. With additional heating sources, management believes that the capacity can be increased to 20 MGPY and is expected to reach production capacity of 50 MGPY as soon as it can install already acquired additional equipment, excess storage capacity and adding more heating source at an estimated cost of One Million Dollars

BACKGROUND

Biodiesel is a domestically produced, renewable fuel that can be manufactured from vegetable oils, animal fats, or recycled restaurant greases. Biodiesel is safe, biodegradable, and reduces serious air pollutants such as particulates, carbon monoxide, hydrocarbons, and air toxics. Blends of 20% Biodiesel with 80% petroleum diesel (B20) can generally be used in unmodified diesel engines. The U.S. has also developed a low sulfur diesel standard. This has encouraged the blending of diesel and Biodiesel, with Biodiesel having the benefits of being non-toxic, biodegradable and sulfur-free. In addition, Biodiesel provides similar fuel economy and better engine lubrication than petroleum diesel—thus prolonging the life of the diesel engine. Biodiesel can be blended in any concentration, from 0 to 100% (B100), and used without diesel engine modification. However, current industry capacity is also unable to meet the growing demand.

According to the US Department of Energy, the use of Biodiesel has grown dramatically during the last few years. The Energy Policy Act was amended by the Energy Conservation Reauthorization Act of 1998 to include Biodiesel fuel use as a way for federal, state, and public utility fleets to meet requirements for using alternative fuels.

Pure Biodiesel (B100) is considered an alternative fuel under EPAct. Lower-level Biodiesel blends are not considered alternative fuels, but covered fleets can earn one EPAct credit for every 450 gallons of B100 purchased for use in blends of 20% or higher.

That amendment started the sharp increase in the number of Biodiesel users, which now include the U.S. Postal Service and the U.S. Departments of Defense, Energy, and Agriculture. Countless school districts, transit authorities, national parks, public utility companies, and garbage and recycling companies also use the fuel.

Currently, there is a Biodiesel tax incentive that is a federal tax credit. The credit equates to a one penny per percent of Biodiesel in a fuel blend made from agricultural products like vegetable oils, and one-half penny per percent for recycled oils. This incentive is taken by petroleum distributors and passed on to consumers. The USDA developed a study that estimated this incentive will increase the demand for Biodiesel to at least 124 million gallons per year exceeding 800 million gallons by 2010, and depending on other factors, including crude oil prices, the industry projects that demand could be much higher.

Any diesel car can run on Biodiesel, with no conversion necessary. This year just 4 percent of U.S. passenger cars run on diesel, but analysts expect that number to rise fast, in lockstep with rising oil prices. J.D. Power Automotive Forecasting predicts that diesel's share of the market will increase to more than 10 percent by the middle of the next decade - fueled in large part by the surge in Biodiesel production and popularity.

Total production shot up from 25 million gallons in 2004 to 250 million last year. Nearly 100 new plants are now under construction

Feedstock costs account for a large percentage of the direct Biodiesel production costs, including capital cost and return. It takes about 7.6 pounds of soybean oil, which costs about 45 cents per pound, to produce a gallon of Biodiesel. Feedstock costs alone, therefore, are at least $3.40 per gallon of soy Biodiesel. Fats and greases cost less and produce less expensive Biodiesel, as low as $2.00 per gallon. The quality of the fuel is equivalent to soy Biodiesel fuel.

REFINERY PLANT

Universal owns a Biodiesel fuel refinery located in northeastern Mississippi. It is the first Biodiesel plant selling Biodiesel to public in the state of Mississippi. The plant is located on a 4.3 acre of land, provides ample space to grow.

EQUIPMENT

The plant had original capacity to produce about 20,000 gallons of Biodiesel. However, the plant was never operated consistently at its full production capacity during the period due to lack of sufficient funds and/or washing and storage capacity. The company had two 30,000 capacity reactors, two 12,000 gallon capacity washing tanks and two 50,000 gallon capacity storage tanks.

UBNA management commenced the extensive project of cleaning, painting and repairing the plant in late February 2007. Weather was not favorable during February-April for the exterior cleaning. However, major cleaning, repairing, maintenance and painting were completed in October, 2007.

Furthermore, since acquisition of the assets from Bankruptcy, the management acquired additional reactors and tanks to increase the processing, washing and storage capacity. Today, UBNA has four 50,000 gallons each jacketed reactors, with the total capacity to process 120,000 gallons of Biodiesel per batch, four wash tanks with total capacity to clean and wash 90,000 gallons of Biodiesel per batch, and quite a few storage tanks.

Management believes its production capacity to reach 10 Million Gallons Per Year MGPY) with installed equipment. With additional heating sources, management believes that the capacity can be increased to 20 MGPY and is expected to reach production capacity of 50 MGPY as soon as it can install already acquired additional equipment and adding more heating source and storage tanks for an estimated cost of One Million Dollars.

PROCESS

Management believes Universal’s highly economical and efficient Ultra Vibration Fusion System is a unique processing system. Management estimates that the Ultra Vibration Fusion System will reduce the process time considerably and will be able to produce ASTM Grade Biodiesel Fuel at considerable cost saving.

Universal’s simple process can be described as follows:

•	Feed stock is pre heated at required temperature in double wall jacketed reactors
•	Methoxide pre mixture is added to the pre heated feed stock formulated to meet various feed stocks chemical reaction requirement
•	Inline boiler keeps the feed stock at required temperature through out the reaction process
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Reaction process continues for about 3 hours as four giant 50 horsepower pumps involving forced air mix the product at extremely high pressure creating ultra-vibration and fusion reaction. Universal’s unique reaction saves considerable processing time and heating while creating a better burning fuel.

•	The product moves to separation tanks where Biodiesel and Glycerin are separated
•	Glycerin is moved to storage tank
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Biodiesel is moved to Universal’s Ultra Vibration Fusion wash system. This is a unique system because it employs intense vibration powered by air. The air is injected in to the fuel by a 4” pipe which is turned down at the bottom of a tank deflected upward which pushes oxygen and water through thousands of tiny holes, placed at specific distance. The oxygen attaches to the water and these tiny bubbles explode on the surface attaching the methanol to the water and falling back to the bottom when the system is turned off. This system scrubs the fuel, removing the excess methanol soap and other impurities, leaving a very clear, light in color, meeting ASTM Specification Biodiesel Fuel

•	Specially designed pumps and wash tank completely takes out all the impurities and Methanol from the Biodiesel during four hours process. Biodiesel is moved to Biodiesel storage tanks

The whole process is expected to be completed in 10 to 12 hours.

LOGISTICS

The plant is located in northeastern Mississippi, about 100 miles south east of Memphis, TN. Memphis is considered as America’s Distribution Center.

The location of the Memphis region has given rise to an important complex of transportation and logistics resources including water, air, road and rail transportation and telecommunications. Referring to itself as "North America's Distribution Center," Memphis is home to the largest cargo airport (Memphis International Airport) in the world, four north-south runways, a Northwest Airlines hub, and the FedEx headquarters/global operations center. In addition to the resources found in the Memphis metropolitan region, the regional cities of Olive Branch (6,000 ft. runway), Millington (8,000 ft. runway), West Memphis (6,000 ft. runway) and Blytheville (11,602 ft. runway) have important general aviation airports. The former Eaker Air Force Base in Blytheville has become a major economic development center in the northern part of the region. The second largest inland port in the country and a series of water ports (including Helena, W. Memphis, N. Memphis and Blytheville Ports) are found along the Mississippi River. The I-40 and I-55 interstates, extending east-west and north-south respectively, position the region at a key crossroads in the interstate highway system. As a result, the Memphis region is also an important trucking hub. With five Class-I railroads (BNSF, UP, CN/IC, CSX, and NS), the region is also an important rail hub. The region's extensive logistic functions also support the Super Terminal and growth of the area's global communications infrastructure. As a result, Memphis is poised to emerge as an important information processing and communications hub.

In addition, Toyota is building a plant near New Albany, MS, about 40 miles North West of the Plant. Universal’s refinery is located therefore in the middle of one of the highest truck traffic area and furniture industry centers in the United States and near the largest automotive arts manufacturing facility of MS. Thus it is located in the middle of one of the largest potential diesel consumption market in the United States.

There is a railway line in close proximity to the facility, and the old railway spur could be reconstructed for an estimated cost of $250k. The railway is a cost-effective and efficient way to move Biodiesel by tank car from a gathering location or single origin to a single destination.

The Tombigbee Waterway is also located just six miles away from the facility, which can barge about 500,000 gallons of material at a time.

Management believes that the rail and Waterway transport potential provides excellent logistic benefit to the facility.

PRODUCTS

Universal owns a Biodiesel fuel processing refinery. Palomine’s mission is to manufacture Biodiesel and bring it to market cost effectively.

Universal also intends to sell the byproducts from its bio-fuel manufacturing. Although this is not a significant revenue source, it effectively reduces expenses by avoiding disposal costs. For example Glycerin is a byproduct of Biodiesel manufacturing, and is used in cosmetic industry products, such as soap. The current price of pharmaceutical glycerin is high; however, that is likely to change in the next few years due to increased Biodiesel production (and thus an increase of available glycerin). An alternative is for Universal to purchase a glycerin-to-methanol converter. Since methanol is one of the ingredients needed to manufacture Biodiesel, producing its own may allow Universal to avoid the expense of purchasing (and transporting) methanol from outside sources—and the cost of the converter would be offset by the cost savings. Although the technology is only one step beyond experimental, it does present a promising alternative.

DISTRIBUTION

Universal is planning to sell Biodiesel products to the refineries prior customers, truck stops, local distributors and export to European market. Universal is exploring a possibility to distribute their complete production thru a well known and nationally reputed distributor of Biodiesel and other Biofuel products.

Universal is negotiating contracts with various vendors to meet their raw material requirements. Universal is also exploring the possibility of importing oil from Africa and Asia. Universal is also negotiating a long term contract for premium grade of white grease suitable to produce Biodiesel, with a well known rendering house. This contract, if signed, can save upto 20% in raw material cost.

In order to achieve its strategic goals, Universal intends to develop a network of qualified representatives and staff that are knowledgeable in the bio-fuels industry to coordinate with both suppliers and distributors to market and sell Universal’s products. In addition, the Company intends to expand its current management to retain skilled directors, officers and employees with experience relevant to its business focus. Obtaining the assistance of individuals with an in-depth knowledge of markets will allow us to build market share more effectively.

MARKET ANALYSIS

Industry Overview

Demand for bio-fuel currently outstrips supply, and the demand is growing. Meanwhile, bio-fuel producers have excess capacity, all of whom want to maximize their revenues. Overproduction of Biodiesel feedstock is impossible as all of the farmland in the world can’t produce enough Biodiesel feedstock to replace all petroleum diesel.

U.S. Bio-fuel Supply & Demand

Petroleum-based fuel prices are rising to the point that disposable income is being squeezed, with less income available for discretionary spending. Consumers’ dissatisfaction with U.S. dependence on foreign oil is growing. Simultaneously, the public’s concern for the environment is increasing the demand for fuel derived from renewable energy sources. Management believes that once bio-fuel prices are the same or lower than fossil fuel prices, bio-fuel demand will see an explosive growth.

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Flex-fuel cars are a growing presence in the car industry. Today there are 12 hybrid car models available and, according to The Wall Street Journal, more than 20 models will be available by 2008. The E85 fuel standard, which is used in flex-fuel cars, brings ethanol demand to a whole new level.

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New fuel standards are being developed that will lead to greater bio-fuel demand. The Energy Policy Act of 2005 ("EPAct") increases the amount of bio-fuel that must be mixed with gasoline sold in the U.S. to triple the current requirement: 7.5 billion gallons by 2012.

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MTBE (methyl tertiary butyl ether) is being replaced as the preferred oxygenate ingredient used in gasoline. Due to health and environmental concerns—leaking underground fuel tanks contaminate groundwater—25 states (representing more than 50% of the MTBE consumed in the U.S.) have banned or significantly limited the use of MTBE. As MTBE is replaced, ethanol is the most likely substitute because of its favorable production economics, relatively high octane rating and clean burning characteristics.

The U.S. low sulfur diesel standard, referred to as Ultra Low Sulfur Diesel ("ULSD") or S15, has encouraged the blending of diesel and Biodiesel. Biodiesel is non-toxic, biodegradable and sulfur-free, and provides similar fuel economy and better engine lubrication than petroleum diesel. In fact, the higher the concentration of Biodiesel the greater the potential benefits. Biodiesel in any concentration can be used without modifying the diesel car engine. Current industry capacity however is unable to meet even the demand for B10 (10% Biodiesel, 90% petroleum diesel). Although the lack of production capacity is a problem, management believes that even more significant is the lack of Biodiesel feedstock. Thus more feedstock plantations are needed.

The DOE estimates today’s diesel market at 2.5 million barrels/day or 100 million gallons per day or 36 billion gallons per year. The U.S. government mandates the use of ULSD, which reduces diesel’s allowable sulfur content from 500 ppm (S500) to 15 ppm (S15). This new standard went into effect in June 2006. Beginning October 15, 2006, all diesel sold at the retail level must be S15. Because S15 has less lubrication, which could cause excessive wear to a diesel engine, a lubricant must be added. Biodiesel’s excellent lubrication features alleviate the issue, even by adding as little as 5% (B5).

If all diesel sold today were B10, this would equate to a demand of 3.6 billion gallons per year. Since Biodiesel can be mixed with diesel in any ratio without having to alter diesel engines in any way, today's Biodiesel market could equate to 36 billion gallons per year. Today's installed Biodiesel capacity however is 395 million gallons. This is projected to grow to 713 million gallons per year in the next 18 months if all announced projects are built. (Source: National Biodiesel Board).

International Bio-fuel Supply & Demand

In 2005 the Kyoto Protocol took effect. Currently there are 164 countries committed to either reducing their emissions of carbon dioxide and five other greenhouse gases or engaging in emissions trading if they maintain or increase their emissions. This agreement covers more than 60% of global greenhouse gas emissions. As a result of the Kyoto Protocol, the EU is mandating the use of bio-fuels. Biodiesel, for example, meets the lower sulfur limitations that are mandated for diesel fuel, while ethanol releases no greenhouse gases.

Brazil. Brazil’s government aims to become the world’s largest renewable fuel producer. As such, they have mandated the use of B2 (2% Biodiesel, 98% petroleum diesel) for all diesel sold in the country beginning in 2008. The mandatory blend will increase to B5 beginning in 2013. It is important to note, however, that current Brazilian Biodiesel capacity cannot meet the 2008 mandate.

Canada. In 2005 the Canadian government passed legislation requiring 5% renewable content in Canadian gasoline and diesel fuel.

China. In 2005 China passed its Renewable Energy Law. Their national renewable energy requirement is expected to increase the use of renewable energy up to 10% by 2020. Effective in 2006, the law requires power grid operators to purchase resources from registered renewable energy producers, and offers financial incentives to do so.

EU. Generally, the EU has always had a large demand for diesel fuel. In 2005 the EU began mandating the use of E3 and B3, and aims to increase the mandate to E10 and B10 by 2015 or 2020. It is important to note, though, that a 10% bio-fuel mandate exceeds the current production capacity of producers worldwide. The EU has set a 2010 target of having 5.75% of its transportation fuel being bio-fuel.

Caribbean. Fossil fuel prices in the Caribbean are 50% to 100% higher than U.S. prices. Despite ample land and locally grown feedstock crops, only a limited supply of bio-fuel is being produced—therefore, demand is greater than production capacity. As such, producing bio-fuel locally is an attractive, viable alternative. Although the Caribbean markets are relatively small, especially when compared to the U.S., they are attractive nonetheless due to higher margins (i.e., cost of sales is significantly lower there since there is little or no transportation involved). In addition, the Caribbean’s high cost of electricity adds another appealing dimension to the bio-fuel picture. As discussed earlier, excess electricity is a byproduct of the ethanol manufacturing process and can be sold to local utilities.

COMPETITION

Overview

The real competition for Universal and all the other bio-fuel producers is fossil fuel. If bio-fuel prices can meet or beat fossil fuel prices then there will be an unlimited market for bio-fuel. Although there are many companies currently building bio-refineries, it is important to understand that all of the announced capacity still comes to less than 5% of U.S. demand. Global bio-fuel capacity in the next three years will still be less than 5% of global demand.

Archer Daniels Midland

Who They Are:

Archer Daniels Midland Company ("A.D.M.") is one of the world’s largest agricultural processors of soybeans, corn, wheat and cocoa. They work with farmers worldwide to turn these crops into soy meal and oil, corn sweeteners, flour, cocoa and chocolate, ethanol and Biodiesel, as well as a wide variety of other food ingredients, animal nutrition and industrial products. Their global transportation network and worldwide facilities, in their words "allow them to grow things where they grow best, and sell things where they’re needed most".

More than 20 years ago A.D.M. began making corn-based ethanol. They currently have three large plants. A.D.M. recently opened several soybean Biodiesel plants and in September 2006 they announced a large investment in Brazil in order to start producing soybean-based Biodiesel there. A.D.M. is a market leader with 2005 revenues of $36.6 billion and profits of $1.3 billion.

Website: www.ADMworld.com

Strengths:

▪	Already own bio-refineries for ethanol and Biodiesel
▪	Name recognition and well-respected in the industry
▪	Market leader in many agriculture-related industries
▪	Very well capitalized
▪	Beginning to venture into Central and South America (e.g., Argentina, Brazil)
▪	Their bio-fuel business is increasing due to:

-	More states are phasing out the use of MTBE as an oxygenate
-	Europe has developed mandatory fuel standards requiring that Biodiesel be added to diesel

Weaknesses:

▪	Their bio-fuel profit margins are dependent on U.S. government subsidies, which will not continue indefinitely

What Management has learned from Watching Their Operation:

▪	Bio-fuels can be manufactured more cheaply and efficiently.
▪	Selling bio-fuel outside the U.S. helps the bottom line.
▪	A.D.M.’s newer production plants are larger than the industry average (thus, improved economies of scale).

Ineos Enterprises

Who They Are:

INEOS Enterprises is a leading global manufacturer of chemicals and refined products. Based in Baleycourt, France, they have more than 10 years experience in the Biodiesel sector. INEOS consists of multiple decentralized businesses, including recently acquired Innovene (BP), which generates more than $33 billion in revenue. This makes INEOS the world’s third largest independent chemicals company, the UK’s largest, and the UK's largest private company.

In October 2006, INEOS announced their strategy to grow its Biodiesel business across Europe, the first step of which is to reach at least 600 million gallons of Biodiesel output by 2012. As such, they plan to make major plant investments in the UK and across Europe.

According to INEOS Enterprises’ CEO, "INEOS Enterprises is aiming to become the first truly pan European supplier of Biodiesel to meet the significant growth in demand predicted for Europe. We will build world scale plants using the latest technology to produce high quality products that will be highly competitive in all market conditions. Unlike other regional producers, our strategy will see new production facilities located at the very heart of key demand centers. The existing INEOS operations within these centers would provide us with cost effective infrastructure, a ready-made and fully integrated customer base in addition to access to some of Europe’s very best transport networks. Our intention is to...capture significant market share across Europe. We are already in discussions with a number of oil majors and supermarket giants to secure this additional demand."

The Chairman of INEOS Enterprises states, "INEOS is well skilled in commissioning and operating low cost, high yield commodity plants and has the size and scale that is essential for success in this business. By building on the ready made synergies with our existing European refining operations, coupled with our existing client base and market contacts, we firmly believe that we have the competitive edge and can develop into Europe’s premier Biodiesel company."

Website: www.ineosenterprises.com

Strengths:

▪	Already own bio-refineries for Biodiesel
▪	Name recognition and well-respected in the industry
▪	Very well capitalized
▪	INEOS Refining is the largest independent refiner in the EU.
▪
The INEOS bio-refinery in Baleycourt, France is operated by INEOS Enterprises and has been producing Biodiesel for more than 10 years. The site is in the heart of France’s second largest vegetable oil producing region, and the new investment currently underway at the site will allow around 100 million gallons of locally produced rapeseed to be transformed into oil and then Biodiesel for supply to the French, Belgian and German fuels markets.

Weaknesses:

▪	Currently not concentrating on any markets outside the EU

What Management has learned from Watching Their Operation:

Focus on the highest value-added component in the product chain, and sell directly to distributors/blenders with large scale units and low overhead.

VeraSun

Who They Are:

Based in Brookings, South Dakota, VeraSun Energy Corporation ("VeraSun") is the second largest ethanol producer in the U.S. based on production capacity. They focus exclusively on the production and sale of ethanol and its co-products (also known as byproducts). The company recently brought its second corn-based ethanol unit online, giving VeraSun a combined ethanol production capacity of 230 million gallons/year—this represents 5% of total U.S. capacity.

Revenue in 2005 was $236 million, with net income of $10 million. VeraSun invested in larger refineries for corn-based ethanol.

Website: www.verasun.com

Strengths:

▪	Large size production plants
▪	They already have sizeable production capacity on line.

Weaknesses:

▪	Only active in the ethanol market
▪	Ethanol production focuses exclusively on one feedstock: corn

What Management has learned from watching their operation:

▪	Larger production plants help lower the manufacturing cost.
▪	Do not produce a product dependant on a single raw material only

Earth Biofuels

Who They Are:

Founded in 2004, Earth Biofuels, Inc. ("EBI") is a producer, distributor and marketer of ethanol and Biodiesel fuel. Based in Dallas, Texas, EBI uses a vertical model and engages in the construction and operation of production facilities, the coordination and management of blending and transportation services, the marketing and implementation of a national distribution program, and the building of a branded retail presence. In addition, EBI tries to facilitate the passage of legislative policies that integrate bio-fuels into the U.S. fuel supply and that provide a sustainable business environment for the American bio-fuels industry. Earth Bio-fuels is a publicly traded company on the OTC Bulletin Board exchange. As a majority-owned subsidiary of Apollo Resources International, Inc., EBI’s mission is to reduce America’s dependence on foreign energy and improve environmental conditions through renewable domestic alternatives.

EBI attracted support from actor Morgan Freeman and country music’s Willie Nelson, both of whom are members of the board of directors. Earth Bio-fuels has three small Biodiesel plants, and announced in September 2006 that they are buying an ethanol plant in Louisiana. Revenues in the first quarter of 2006 were $1.9 million and $3 million in the second quarter.

Website: www.earthbiofuels.com

Strengths:

▪	High visibility due to its entertainment industry board members.
▪	High visibility due to their branding efforts—e.g., their own service stations, NASCAR sponsorships, etc.

Weaknesses:

▪	Not yet profitable, and may never be because their production facilities are too small

▪	SGA expenses are too high because they are using their own service stations

What Management has learned from watching their operation:

By developing their own distribution channels they took on significant fixed costs, which is weakening their bottom line.

U.S. BioEnergy Corporation

Who They Are:

BioEnergy Resources ("BioEnergy") is a recent start-up company that is acquiring one and constructing three corn-based ethanol production plants. They are due to come online in 2007 and their combined production will be 300 million gallons. BioEnergy also has five plants in the development stage, pushing total capacity to 450 million gallons once completed.

Website www.bioenergy.net

Strengths:

▪	They are building up production capacity in an expanding market.

Weaknesses:

▪	In the current market, it’s questionable if BioEnergy paid too much for the production plants.

DIFFERENTIATION AND UNIQUE SELLING POINTS

Management believes that there is no quality differential in a commodity like bio-fuels since they are all manufactured to international standards. Customer loyalty is achieved by competitive pricing, reliable product availability, efficient delivery systems and relationships—with competitive pricing being the single most important factor.

Management believes that competitive pricing is determined by:

1.	Efficient Production. Several production choices can add up to a significant impact on profitability.

(a)	Bio-refineries that can produce not only ethanol, but also Biodiesel from a variety of feed stocks (vegetable oils, animal fats).
(b)	Combining feedstock processing and bio-fuel manufacturing at one location.

2.	Location. Proximity to feedstock farms and transportation hubs is critical to keeping costs low and maximizing production efficiencies.

3.	Economies of Scale. Transportation, feedstock storage and production are all sensitive to economies of scale. For example, on the production side, a larger plant increases efficiency.

4.	Relationships. Keeping in mind that price is a significant factor, strong relationships in this tight-knit industry are critical to the Company's success.

Competitive Advantages

1.
Management with Industry Expertise. Universal has management with experience in running large-scale operations, especially ones that encompass the complexities of moving large volumes of fuel both regionally and internationally. Specifically, James E. Earnest, President and Director of the Company, brings not only his industry experience, but also his agricultural and engineering background.

2.
Lock-In Feedstock Suppliers. Management believes that as bio-fuel demand increases, so, too, will the demand for feedstock. So much so, in fact, that the real competition in bio-fuels may be for feedstock. In order to lock-in reliable feedstock suppliers, Universal is working to close contracts with various feedstock and grease/fat suppliers.

3.
Innovative and Economical Refinery. Management believes its plant is more economical and innovative in the manufacture ASTM Grade Biodiesel; considerable savings in production time and cost compared to conventional Biodiesel manufacturing plants. The plant capable of using various feedstock raw materials, such as from soy oil, palm oil, jathropha oil, used/waste oils like yellow and white greases as well as chicken and other animal fats to manufacture Biodiesel economically. Management believes its refinery is one of the highly economical, compact and efficient refineries in the region. It can use various different kinds of feed stocks without making any major adjustments. It can use any vegetable oils like Soy oil, palm oil or used oil or animal fats to produce Biodiesel. Universal is planning to use about 50% of vegetable oil and 50% of various fats during the first year of the operations. Universal is negotiating a contract with various vendors to meet their raw material requirements. Universal is also exploring the possibility of importing oil from Africa, Malaysia and other Asian countries.

4.
Maximum Capacity. Management expects the plant to reach current maximum capacity of 10 million gallons per year (MGPY) during the 1st year of operation and grow up to 50 MGPY during the 3rd year of operation.

5.	Growth Potential. The Plant has ample growth possibility with 4.3 acres of land plus additional land available for growth.

6.	Location.

(a)
Located between Memphis, Tennessee (also known as "North America's Distribution Center") and Birmingham, Alabama - Daily traffic flow of over 25,000 trucks. Thus the refinery is located in the middle of one of the largest diesel consumption markets.

(b)
Located in the middle of one of the largest furniture and automotive industry areas in the United States. Toyota Motors is setting up a huge facility plant near New Albany, about 40 miles from Universal Bioenergy's facility.

7.	Transportation.

(a)
Only six miles away from the Tennessee-Tombigbee Waterway, where barges can transport 400,000-800,000 gallons of material in one shipment for import of raw materials and export of finished products at considerably lower cost.

(b)	Rail assessable at the rear of the facility. Spur can be redeveloped to facilitate mass transportation of feedstock and Biodiesel at very economical cost to areas lacking waterway access.

8.	Sales. Management is currently in negotiation to sell and market 100% of production.

9.	Technology. Continuously developing innovative technology to use raw materials with considerable higher free fatty acid content and drastically reduce the production time and cost.

Risk Factors

Risk Factors Related to Our Finances

If We Fail To Raise Additional Financing We May Not Be Able To Fund Our Operations And Implement Our Business Plan. We require additional capital to support even minimal ongoing operations. Should the Company not be able to raise capital as required, the Company may need to cease operations entirely. Any additional financing may involve dilution to the Company's then-existing shareholders.

Neither Palomine nor Universal Has any Revenues Which Makes It Difficult To Forecast Our Future Results. As a result of having no sales or revenues, it is impossible to predict the Company's future performance or the period of time in which it can sustain its existence.

Risk Factors Related to Our Operations

As we have had no operating history as a producer of Biodiesel, investors have no basis to evaluate our ability to operate profitably. Palomine has a limited operating history as the company was formed in August 13, 2004. Palomine has not earned any revenues in our contemplated Biodiesel business. Accordingly, it may be difficult for investors to evaluate its business prospects.

Palomine’s business is dependent upon the implementation of our business plan, including our ability to make agreements with suppliers, customers and with respect to future investments. There can be no assurance that Palomine’s efforts will ultimately be successful or result in revenues or profits.

Moreover, Palomine’s prospects must be considered in light of the risks and uncertainties encountered by an early-stage company and in rapidly evolving markets, such as the ethanol market, where supply and demand may change significantly in a short amount of time.

Some of these risks relate to Palomine’s potential inability to:

•	effectively manage our contemplated business operations;

•	recruit and retain key personnel;

•	successfully create and maintain relationships with vegetable oil producers and develop reliable feedstock supplies; and

•	develop new products that complement our contemplated business.

If we cannot successfully address these risks, our contemplated business and the results of our contemplated operations and financial position would suffer.

The loss of our President could limit our ability to execute our growth strategy, resulting in a slower rate of growth. Palomine is largely dependent upon its officer, James E. Earnest, for management and direction. Palomine does not maintain “key person” life insurance for Mr. Earnest. The loss of Mr. Earnest could adversely affect Palomine’s contemplated operations and results.

Our ability to successfully execute out business depends on certain conditions, the satisfaction of which, are not under our control. There is no certainty that we will be able to achieve satisfaction of any or these conditions. Palomine’s ability to successfully execute our business plan depends on the satisfaction of several conditions. Palomine’s ability to satisfy these conditions may be, in part or in whole, beyond our control. The principal conditions to be satisfied include:

•	reaching definitive agreements for reliable feedstock supplies for Biodiesel;
•	entering into satisfactory agreements for the sale of Biodiesel;
•	entering into satisfactory agreements for the expansion of the existing manufacturing facility;

Since Palomine has yet to begin full operation as a business, there is no certainty that we will be able to achieve satisfaction of any or all of the above conditions.

Petroleum diesel, vegetable oils, west oils and animal fats and other commodity prices are volatile, and changes in prices of such commodities could have in the future a material adverse impact on our business. The results of operations, financial position and business outlook of Palomine’s planned business are highly dependent on commodity prices, which are subject to significant volatility and uncertainty, and the availability of supplies. Accordingly, any results of our contemplated business could fluctuate substantially.

Anticipated results may be substantially dependent on commodity prices, especially prices for vegetable oils, west oils, animal fats and also petroleum diesel.

As a result of the volatility of the prices for commodities, anticipated results may fluctuate substantially, and we may experience periods of declining prices for our products and increasing costs for our raw materials, which could result in operating losses.

Palomine’s contemplated business is likely to be highly sensitive to feedstock prices, and generally we will be unable to pass on increases in feedstock prices to our customers. The principal raw material we expect to use to produce Biodiesel is feedstock. As a result, changes in the price of feedstock can significantly affect our contemplated business. In general, rising feedstock prices produce lower profit margins. Because Biodiesel competes with fossil-based fuels, Palomine is not likely to be able to pass along increased feedstock costs to customers. At certain levels, feedstock prices may make Biodiesel uneconomical to use in fuel markets.

Weather conditions and other factors affecting crop yields, farmer planting decisions and general economic, market and regulatory factors all influence the price of feedstock. Government policies and subsidies with respect to agriculture and international trade, and global and local demand and supply also impact the price. The significance and relative effects of these factors on the price of sugarcane and other feedstock are difficult to predict. Any event that tends to negatively affect the supply of feedstock, such as adverse weather or crop disease, could increase feedstock prices and potentially harm our business.

Fluctuations in the selling price and production cost of diesel may reduce Palomine’s anticipated profit margins, if profits are achieved. Historically, the price of a gallon of petroleum diesel has been lower than the cost to produce a gallon of Biodiesel. Biodiesel prices are influenced by the supply and demand for diesel, and our anticipated results of operations and financial position may be materially adversely affected if gasoline demand or price decreases.

Palomine’s anticipated business will be subject to seasonal fluctuations. Palomine anticipated operating results are likely to be influenced by seasonal fluctuations in the price of our primary operating input, feedstock, and the price of our primary product, Biodiesel. Biodiesel prices are substantially correlated with the price of petroleum diesel, especially in connection with our indexed, gas-plus sales contracts. The price of petroleum diesel tends to rise during each summer and winter. Given our lack of operating history, we do not know yet how these seasonal fluctuations will affect our results over time.

Growth in the sale and distribution of Biodiesel is dependent on the changes to and expansion of related infrastructure which may not occur on a timely basis, if at all, and Palomine’s contemplated operations could be adversely affected by infrastructure disruptions. Substantial development of infrastructure will be required by persons and entities outside the Palomine’s control for our contemplated operations, and the renewable fuel industry generally, to grow. Areas requiring expansion include, but are not limited to:

▪	additional storage facilities for Biodiesel;

▪	expansion of refining and blending facilities to handle Biodiesel; and

▪	growth in service stations equipped to handle Biodiesel fuels.

Substantial investments required for these infrastructure changes and expansions may not be made or they may not be made on a timely basis. Any delay or failure in making the changes to or expansion of infrastructure could hurt the demand or prices for Palomine’s contemplated products, impede delivery of those products, impose additional costs on us, or otherwise have a material adverse effect on our results of contemplated operations or financial position. Palomine’s contemplated business will be dependent on the continuing availability of infrastructure, and any infrastructure disruptions could have a material adverse effect on our business.

We may not be able to compete effectively in the U.S. and foreign and Biodiesel industries. In the U.S., Palomine’s contemplated business would compete with other Biodiesel producers and refineries. A number of competitors are divisions of substantially larger enterprises and have substantially greater financial resources than the Company plans to have. Smaller competitors also pose a threat. These smaller competitors operate smaller facilities which do not affect the local price of soybeans grown in the proximity to the facility as much as larger facilities. In addition, institutional investors and high net worth individuals could heavily invest in Biodiesel production facilities and oversupply the demand for Biodiesel, resulting in lower Biodiesel price levels that might adversely affect the results of Palomine’s contemplated operations and financial position.

Any increase in domestic competition could result in reduced Biodiesel prices. As a result, we could be forced to take other steps to compete effectively, which could adversely affect the results of our contemplated operations and financial position.

The U.S. renewable fuel industry is highly dependent upon federal and state legislation and regulation and any changes in legislation or regulation could materially and adversely affect the results of the Company’s contemplated operations and financial position.

The cost of producing Biodiesel is made significantly more competitive with petroleum diesel by federal tax incentives. The elimination or significant reduction in such federal tax incentives or other programs benefiting Biodiesel may have a material adverse effect on the results of the Company’s contemplated operations and financial position.

We may be adversely affected by environmental, health and safety laws, regulations and liabilities. As we pursue our business plan, we will become subject to various federal, state and local environmental laws and regulations, including those relating to the discharge of materials into the air, water and ground, the generation, storage, handling, use, transportation and disposal of hazardous materials, and the health and safety of our employees. In addition, some of these laws and regulations require our suppliers and our contemplated distribution facilities to operate under permits that are subject to renewal or modification. These laws, regulations and permits can often require expensive pollution control equipment or operational changes to limit actual or potential impacts to the environment. A violation of these laws and regulations or permit conditions can have a material adverse effect on our business.

We may not be able to secure the required zoning and permits to enlarge are Biodiesel refinery. There is no guarantee that we will be able to obtain the required zoning and permits to increase the size of our Biodiesel refinery. This could limit our ability to increase our Biodiesel production which could damage Palomine’s ability to generate revenues.

Risk Factors Related to Our Stock

Palomine's Common Stock May Be Affected By Limited Trading Volume And May Fluctuate Significantly, Which May Affect Our Shareholders' Ability To Sell Shares Of Our Common Stock. Prior to this filing, there has been a limited public market for our common stock and there can be no assurance that a more active trading market for our common stock will develop. An absence of an active trading market could adversely affect our shareholders' ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These fluctuations may also cause short sellers to enter the market from time to time in the belief that we will have poor results in the future. We cannot predict the actions of market participants and, therefore, can offer no assurances that the market for our stock will be stable or appreciate over time. These factors may negatively impact shareholders' ability to sell shares of our common stock.

Palomine’s common stock may be subject to “penny stock” rules which may be detrimental to investors: The Securities and Exchange Commission has adopted regulations which generally define "penny stock" to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share. The securities may become subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. Consequently, the "penny stock" rules may restrict the ability of purchasers in this offering to sell the Common Stock offered hereby in the secondary market.

Employees

Palomine has 2 full time employees. Palomine is also hiring three consultants and in process of hiring more consultants.

The Executive Management team has experience of installing the plant running it for over 2 years. The well experienced laboratory and manufacturing staff have developed formulas to use various feed stocks to produce ASTM Grade Biodiesel and have experience in producing Biodiesel since 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

Overview

This Management discussion and analysis and Plan of Operation contains forward-looking statements that involve risks and uncertainties. Actual events or results may differ materially from those indicated in such forward-looking statements. The following discussion of the financial condition and results of our operations should be read in conjunction with the financial statements and related notes thereto included elsewhere in this prospectus.

We are a start-up Nevada corporation formed on January 23, 2007, for the purpose of operating a maximum capacity 50 million gallons per year biodiesel plant to produce Biodiesel fuel and a marketable by-product of glycerin in Nettleton, Mississippi. We do not expect to generate any revenue until the plant is completely operational which we expect to occur in the first quarter of 2008.

Based upon estimates of management, the plant will annually consume approximately 76 million, 152 million and 380 million pounds of soybean oil (or other feedstock oil) respectively for the first three years and annually produce approximately 10 million, 20 million and 50 million gallons of fuel grade bio-diesel for the first three years respectively and varying amounts up to one million gallons of marketable glycerin. We are still in the development phase, and until the proposed bio-diesel plant is operational, we will generate no revenue. We anticipate that accumulated losses will continue to increase until the bio-diesel plant is operational.

On October 31, 2007, the Company entered into two (2) promissory notes in favor of Mortensen Financial Limited, the former majority shareholder of the Company. One of the promissory notes is in the amount of $250,000 to be used by the Company specifically for working capital (raw materials). The note bears interest at a rate of six and one half percent (6-1/2%) and matures on December 31, 2008. The second note in favor of Mortensen is in the amount of $300,000. The note is convertible into common stock of the Company. The conversion price is 75% of the bid price of the Company’s common stock for the average of the five days prior to the conversion date as quoted on the OTCBB electronic quotation system. The note bears interest at a rate of six and one half percent (6-1/2%). The Company shall pay the accrued interest on the note semiannually. Following the first year of the note, the Company shall pay principal and accrued interest semiannually. The maturing date of the note is October 31, 2010.

On January 26, 2007, Universal Bioenergy North America, Inc. entered into a promissory note in favor of Lacroix International Holdings, Inc., a company incorporated pursuant to the laws of the British Virgin Islands, in the amount of One Million Six Hundred Fifty Thousand Dollars ($1,650,000). The principal balance of the note bears interest at the rate of six percent (6%) per year. Interest is due on the June 30th and December 15th of each year. Principal payments are due in sixteen equal payments of $103,125 payable on June 30th and December 15th each year.

Plan of Operations until Start-Up of Biodiesel Plant

We expect to spend the next 2 months focused on two primary activities:

(1) Site improvement and development; and (2) plant operations. Assuming the successful completion of the required working capital financing, we expect to have sufficient cash on hand to cover all costs associated with purchase of initial raw materials, carrying charges and other operational expenses such as utilities, marketing and construction and equipment acquisition. In addition, we expect to have enough cash to cover our costs through this period, including staffing, office costs, audit, legal, compliance and staff training. We also estimate the requirement of additional Two Million dollars to meet our working capital requirements during 1st year of operation. We do not have any financing commitments as of yet in order to fund the Two Million dollars that we require for our working capital.

Trends and Uncertainties Impacting the Bio-Diesel Industry and Our Future Operations

If we are able to begin operations (which we expect to occur in the first quarter of 2008), we will be subject to industry-wide factors that affect our operating and financial performance. These factors include, but are not limited to, the available supply and cost of soybean oil from which our bio-diesel fuel and glycerin by-product will be processed; the cost of utilities, which we will use in the production process; dependence on our bio-diesel marketer and glycerin marketer to market and distribute our products; the intensely competitive nature of the industry; possible legislation at the federal, state and/or local level; changes in federal bio-diesel fuel tax incentives and the cost of complying with extensive environmental laws that regulate our industry.

We expect bio-diesel fuel sales to constitute the bulk of our future revenues.

Potential increases in demand do not include national implementation of a Renewable Fuels Standard or similar legislation, which could cause increases in demand to be greater than currently projected. Even as new markets develop, the industry continues to grow rapidly and national production is expected to rise.

We expect to benefit from federal bio-fuel supports and federal tax incentives. Changes to these supports or incentives could significantly impact demand for biodiesel. In March 2005, a bi-partisan bill containing a proposed Renewable Fuels Standard ("RFS") was introduced in the U.S. Senate. The RFS bill would require the use of 4 billion gallons of renewable fuels in 2006 increasing to 8 billion gallons by 2012. The bill is a national flexible program that does not require that any renewable fuels be used in any particular area or state, allowing refiners to use renewable fuel blends in those areas where it is most cost-effective. In addition, the bill eliminates the reformulated gasoline ("RFG") oxygenate standard, enhances RFG air quality requirements and improves the credit and waiver provisions of the RFS package. There is no assurance or guarantee that Congress will pass RFS legislation or that any RFS legislation approved by Congress will contain provisions sufficiently favorable to the bio-fuel industry to cause a sustainable increase in bio-diesel demand. Bio-diesel fuel production continues to grow as additional plants become operational.

Trends and Uncertainties Impacting the Biodiesel and Our Future Cost of Goods Sold

We expect our future cost of goods sold will consist primarily of costs relating to the soybean and other feedstock oil supplies necessary to produce bio-diesel and glycerin for sale. Variables such as planting dates, rainfall, and temperatures will likely cause market uncertainty and create price volatility throughout the year. Although we do not expect to begin operations until the first quarter of 2008, we expect these same factors will continue to cause volatility in the price of raw materials, which will significantly impact our cost of goods sold.

Liquidity and Capital Resources

As of June 30, 2007, we have total assets of $2,007,692 consisting primarily of equipment and current liabilities of $371,694 consisting primarily of short term debt financing. Since our inception through June 30, 2007, we have an accumulated deficit of $218,989. Since our inception, we have generated no revenue from operations. For the period from inception to June 30, 2007, we had a net loss of $218,989, primarily due to equipment acquisition, facility improvements and business start-up costs.

Off Balance Sheet Arrangements

We do not have any off-balance sheet debt nor did we have any transactions, arrangements, obligations (including contingent obligations) or other relationships with any unconsolidated entities or other persons that may have a material current or future effect on financial conditions, changes in financial conditions, result of operations, liquidity, capital expenditures, capital resources, or significant components of revenue or expenses.

DESCRIPTION OF PROPERTY

Palomine owns a Biodiesel fuel refinery located in North East, Mississippi. It is the first Biodiesel plant started producing Biodiesel in Mississippi. The Plant is located on a 4.3 acre of land acquired from the City in 2006, used to be one of the old Bunge Grain Elevator facility.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of December 6, 2007, the number of shares of common stock of Palomine beneficially owned by (i) each person or entity known to Palomine to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each current officer and director of Palomine; and (iii) all current officers and directors as a group. Information relating to beneficial ownership of common stock by our principal stockholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission. Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest. Except as noted below, each person has sole voting and investment power.

The percentages below are calculated based on 22,500,000 shares of Common Stock which are issued and outstanding as of December 6, 2007.

Officers, Directors
5% Stockholders	No. of Shares	Percentage	Ownership of Class

James E. Earnest¹		0%
Traci Plaxico2		0%

All directors and executive officers as a group group (1 person)		0%

(1)	James E. Earnest is a Director and President of the Company.
(2)	Traci Plaxico is the Secretary of the Company.

DIRECTORS AND EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Officers.

The following table sets forth the names, ages, and positions with Palomine for the directors and officer of Palomine as of December 6, 2007.

NAME	AGE	POSITIONS AND OFFICES

James E. Earnest	51	Director and President
Traci Plaxico	37	Secretary

Each director and executive officer holds office until the next annual meeting of shareholders or until his successor has been duly elected and qualified. The following is a brief account of the director's and executive officer's education and business experience of during the past five years, and any other directorships held in reporting companies.

Pursuant to the terms of the Stock Purchase and Reorganization Agreement with respect to the acquisition of all of the issued and outstanding stock of Universal by Palomine, upon the consummation of the transactions contemplated by the agreement (December 6, 2007):

Frank Ward, Chairman of the Board of Directors, Secretary, President, Principle Financial Officer of Palomine, resigned from his respective positions with Palomine; and

Mr. James E. Earnest was appointed as the sole member of the Board of Directors, and President of Palomine and Traci Plaxico was appointed its Secretary.

Mr. James E. Earnest. Mr. James E. Earnest was appointed as the sole member of the Board of Directors and President of Palomine on October 24, 2007 pursuant to the Stock Purchase and Recapitalization Agreement.

Audit Committee Financial Expert.

The Board of Directors has not established an audit committee and does not have an audit committee financial expert. The Board of Directors believes that such committees are not necessary since Palomine has only one director and officer, and such director has been performing the functions of such committee.

Section 16(a) Beneficial Ownership Reporting Compliance.

Section 16(a) of the Securities Exchange Act of 1934 requires officers and Directors of Palomine and persons who own more than ten percent of a registered class of Palomine's equity securities to file reports of ownership and changes in their ownership with the Securities and Exchange Commission, and forward copies of such filings to Palomine. During the most recent fiscal year, each of the directors, officers, and beneficial owners of more than ten percent of the equity securities of Palomine have not filed such forms on a timely basis.

EXECUTIVE COMPENSATION

The following table presents certain specific information regarding the compensation of the Chief Executive Officer of Palomine, during the last three fiscal years. We have not paid any other executive officer in excess of $100,000 (including salaries and benefits) during the fiscal years ended January 2007, 2006 and 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

None

DESCRIPTION OF SECURITIES

We are authorized to issue 200,000,000 shares, par value $0.001 per share, consisting of 200,000,000 shares of common stock and 1,000,000 shares of preferred stock, par value $0.001 per share. The following statements relating to our capital stock are summaries and do not purport to be complete. Reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, our Articles of Incorporation.

Common Stock

Our Articles of Incorporation authorizes the issuance of 200,000,000 shares of common stock. On November 14, 2007, Palomine effectuated a forward stock split, wherein shares of common stock held by each stockholder of record was automatically increased at the rate of one for five (1 for 5) without any further action on the part of the stockholders. As of October 15, 2007, 4,300,000 shares were issued and outstanding prior to the issuance to the Universal and 18 shareholders. As of December 7, 2007, 22,500,000 shares were issued and outstanding following the Universal transaction as discussed above. Holders of shares of common stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of common stock do not have cumulative voting rights. Holders of common stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefore. In the event of a liquidation, dissolution or winding up of Palomine, the holders of common stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of common stock are, and the shares of common stock offered by Palomine pursuant to this offering will be, when issued and delivered, fully paid and non-assessable.

Holders of common stock have no preemptive rights to purchase our common stock. There are no conversion or redemption rights or sinking fund provisions with respect to our common stock.

Palomine does not have any outstanding warrants or options to purchase its common stock.

Preferred Stock

Our Articles of Incorporation authorize the issuance of 1,000,000 shares of preferred stock. The Board of Directors is authorized to provide for the issuance of shares of preferred stock in series and, by filing a certificate pursuant to the applicable law of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the shareholder. Any shares of preferred stock so issued would have priority over the common stock with respect to dividend or liquidation rights. Any future issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the shareholder and may adversely affect the voting and other rights of the holders of common stock. As of December 07, 2007, there are no shares of Preferred Stock issued and outstanding.

On October 31, 2007, Universal Bioenergy North America, Inc entered into two (2) promissory notes in favor of Mortensen Financial Limited, the former majority shareholder of the Company. One of the promissory notes is in the amount of $250,000 to be used by the Company specifically for working capital (raw materials). The note bears interest at a rate of six and one half percent (6-1/2%) and matures on December 31, 2008. The second note in favor of Mortensen is in the amount of $300,000. The note is convertible into common stock of the Company. The conversion price is 75% of the bid price of the Company’s common stock for the average of the five days prior to the conversion date as quoted on the OTCBB electronic quotation system. The note bears interest at a rate of six and one half percent (6-1/2%). The Company shall pay the accrued interest on the note semiannually. Following the first year of the note, the Company shall pay principal and accrued interest semiannually. The maturing date of the note is October 31, 2010.

On January 26, 2007, Universal Bioenergy North America, Inc. entered into a promissory note in favor of Lacroix International Holdings, Inc., a company incorporated pursuant to the laws of the British Virgin Islands, in the amount of One Million Six Hundred Fifty Thousand Dollars ($1,650,000). The principal balance of the note bears interest at the rate of six percent (6%) per year. Interest is due on the June 30th and December 15th of each year. Principal payments are due in sixteen equal payments of $103,125 payable on June 30th and December 15th each year.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Palomine's common stock has been trading on the Over the Counter Bulletin Board ("OTCBB") sponsored by the National Association of Securities Dealers, Inc. under the symbol [POMM.OB]. On November 14, 2007, Palomine effectuated a forward stock split, wherein shares of common stock held by each stockholder of record were automatically increased at the rate of one for five (1 for 5) without any further action on the part of the stockholders and a change of name to Universal Bioenergy, Inc. and is now traded on OTCBB under the symbol [UBRG.OB].

On December 7, 2007, there were more than 25 holders of record of Palomine's common stock.

Palomine has not declared or paid any cash dividends on its common stock nor does it anticipate paying any in the foreseeable future. Furthermore, Palomine expects to retain any future earnings to finance its operations and expansion. The payment of cash dividends in the future will be at the discretion of its Board of Directors and will depend upon its earnings levels, capital requirements, any restrictive loan covenants and other factors the Board considers relevant.

Palomine has no equity compensation plans.

LEGAL PROCEEDINGS

Neither Palomine nor Universal are not involved in any pending litigation, nor are we aware of any pending or contemplated proceedings against us. We know of no legal proceedings pending or threatened, or judgments entered against any of our directors or officers in their capacity as such.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None

RECENT SALES OF UNREGISTERED SECURITIES

Issuance to stockholders of Palomine

Palomine consummated its acquisition of Universal at a closing held on December 6, 2007. Such acquisition was consummated pursuant to and in accordance with the Stock Purchase and Recapitalization Agreement (the "Agreement"), dated October 24, 2007, among Palomine, Universal and Mortensen Financial Limited, a former majority shareholder of Palomine("Mortensen"). We are also providing herein audited financial statements of Universal. As a result of the closing, Palomine and Universal have merged. In exchange for all of the issued and outstanding shares of Universal, Palomine issued to the shareholders of Universal 2,000,000 shares of common stock of Palomine. Mortensen, a shareholder of Palomino contributed 1,800,000 shares of common stock of Palomine to the amount of shares being delivered to Universal shareholders by Palomine. Such issuance represents an issuance of 44% of the issued and outstanding shares of Palomine. Such securities were issued under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated there under by the Securities and Exchange Commission.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our bylaws provide that directors and officers (and any person who acted at our request as an officer or director) shall be indemnified by us to the fullest extent authorized by the general corporate laws of Nevada against all expenses and liabilities reasonably incurred in connection with services for us or on our behalf

SECTION 3 - SECURITIES AND TRADING MARKETS

ITEM 3.02 UNREGISTERED SALES OF EQUITY SECURITIES

The disclosure set forth above under Item 2.01 (Completion of Acquisition or Disposition of Assets) is hereby incorporated by reference into this Item 3.02.

As more fully discussed above in Item 2.01, Palomine consummated its acquisition of Universal at a closing held on December 6, 2007. Such acquisition was consummated pursuant to and in accordance with the Stock Purchase and Recapitalization Agreement (the "Agreement"), dated October 24, 2007, among Palomine, Universal and Mortensen Financial Limited, a former majority shareholder of Palomine("Mortensen"). We are also providing herein audited financial statements of Universal. As a result of the closing, Palomine and Universal have merged. In exchange for all of the issued and outstanding shares of Universal, Palomine issued to the shareholders of Universal 2,000,000 shares of common stock of Palomine. Mortensen, a shareholder of Palomine contributed 1,800,000 shares of common stock of Palomine to the amount of shares being delivered to Universal shareholders by Palomine. Such issuance represents an issuance of 44% of the issued and outstanding shares of Palomine. Such securities were issued under Section 4(2) of the Securities Act of 1933, as amended, and Regulation D promulgated there under by the Securities and Exchange Commission.

ITEM 3.03 - MATERIAL MODIFICATION TO RIGHTS OF EQUITY HOLDERS

On November 14, 2007, Palomine effectuated a forward stock split, wherein shares of common stock held by each stockholder of record were automatically increased at the rate of one for five(1 for 5) without any further action on the part of the stockholders.

SECTION 5 - CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.01 - CHANGES IN CONTROL OF REGISTRANT

The disclosure set forth above under Item 2.01 (Completion of Acquisition or Disposition of Assets) is hereby incorporated by reference into this Item 5.02.

ITEM 5.02 - DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Pursuant to the terms of the Stock Purchase and Recapitalization Agreement with respect to the acquisition of all of the issued and outstanding stock of Universal by Palomine, upon the consummation of the transactions contemplated by the agreement (December 6, 2007):

Frank Ward, Chairman of the Board of Directors, Secretary, President, Principle Financial Officer of Palomine, resigned from his respective positions with Palomine; and

Mr. James E. Earnest was appointed as the sole member of the Board of Directors, and President of Palomine and Traci Plaxico was appointed its Secretary.

Mr. James E. Earnest. Mr. James E. Earnest was appointed as the sole member of the Board of Directors and President of Palomine on October 24, 2007 pursuant to the Stock Purchase and Recapitalization Agreement.

Item 9.01 Financial Statements and Exhibits.
(a) Financial Statements of Business Acquired

(i)	Audited financial statements of Universal Bioenergy North America, Inc. for the period from January 23, 2007 (Inception) to June 30, 2007

(b) Exhibits.

The following documents are being filed herewith by Palomine as exhibits to this Current Report on Form 8-K:

2.1 The Bankruptcy Court of the Northern District of Mississippi in its Order Granting Debtor‘s Motion to Sell Assets Free and Clear Of All Liens, Claims And Encumbrances Outside The Ordinary Course Of Business dated 21st December 2006 (the “Order”).

2.2 Bill of sale with BMI on January 26t, 2007 in connection with the Order.

10.3 Universal Bioenergy North America, Inc. promissory note in favor of Lacroix International Holdings, Inc. in the amount of One Million Six Hundred Fifty Thousand Dollars ($1,650,000) dated January 26, 2007..

10.4 Universal Bioenergy North America, Inc. promissory note in favor of Mortensen Financial Limited in the amount of $300,000 dated October 30, 2007.

10.5 Universal Bioenergy North America, Inc. promissory note in favor of Mortensen Financial Limited in the amount of $250,000 dated October 30, 2007.

99.1 Press release of Palomine dated December 6, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PALOMINE MINING, INC.
(Registrant)

Date: December 12, 2007	By:	/s/ James E. Earnest
James E. Earnest
President of Palomine Mining,Inc.

Universal Bioenergy North America, Inc.
(A Development Stage Company)

CONTENTS

PAGE	1	REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PAGE	2	BALANCE SHEET AS OF JUNE 30, 2007

PAGE	3	STATEMENT OF OPERATIONS FOR THE PERIOD FROM JANUARY 23, 2007 (INCEPTION) TO JUNE 30, 2007.

PAGE	4	STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE PERIOD FROM JANUARY 23, 2007 (INCEPTION) TO JUNE 30, 2007.

PAGE	5	STATEMENT OF CASH FLOWS FOR THE PERIOD FROM JANUARY 23, 2007 (INCEPTION) TO JUNE 30, 2007.

PAGES	6 - 10	NOTES TO FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of:
Universal Bioenergy North America, Inc.

We have audited the accompanying balance sheet of Universal Bioenergy North America, Inc. as of June 30, 2007, and the related statements of operations, changes in stockholders’ equity and cash flows for the period from January 23, 2007 (Inception) to June 30, 2007. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly in all material respects, the financial position of Universal Bioenergy North America, Inc.  as of June 30, 2007 and the results of its operations and its cash flows for the period from January 23, 2007 (inception) to June 30, 2007 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has used cash in operations of $176,361 from inception, has a working capital deficiency of $27,207 and has an accumulated deficit during the development stage of $206,314. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans concerning these matters are also described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

WEBB & COMPANY, P.A.

Boynton Beach, Florida
November 12, 2007

Universal Bioenergy North America, Inc.
(A Development Stage Company)
Balance Sheet
June 30, 2007

ASSETS

Current Assets
Cash	222,096
Prepaid Expenses	11,781

Total Current Assets	233,877

Total Property and Equipment, Net	1,751,543
Deposits	13,100

Total Assets	$1,998,520

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts Payable and Accrued Expenses	$54,834
Notes Payable	206,250
Total Current Liabilities	261,084

Notes Payable	1,443,750

Total Liabilities	1,704,834

Stockholders' Equity
Common stock, $.01 par value; 10,000 shares authorized, 5,000 issued and outstanding	50
Additional paid-in capital	499,950
Deficit accumulated during the development stage	(206,314)

Total Stockholders' Equity	293,686

Total Liabilities and Stockholders' Equity	$1,998,520

Universal Bioenergy North America, Inc.
(A Development Stage Company)
Statement of Operations
For the Period from January 23, 2007 (Inception) to June 30, 2007

Operating Expenses
Consulting Fees	$15,118
Contract Labor	38,377
Salaries Expense	25,288
Professional Fees	56,398
G&A	31,077

Total Operating Expenses	166,258

Loss from Operations	(166,258)

Other Income (Expenses)
Interest Expense	(42,041)
Interest Income	1,985
Total Other Income (Expenses)	(40,056)

LOSS FROM OPERATIONS BEFORE INCOME TAXES	(206,314)

Provision for Income Taxes	-

NET LOSS	(206,314)

Net Loss Per Share - Basic and Diluted	$(59.27)

Weighted average number of shares outstanding during the period - basic and diluted	3,481

Universal Bioenergy North America, Inc.
(A Development Stage Company)
Statement of Changes in Stockholders' Equity
For the Period From January 23, 2007 (Inception) to June 30, 2007

	Common Stock		Additional Paid-in Capital	Accumulated Deficit During Development Stage	Total
	Shares	Amount

Stock issued for cash ($100 per share)	5,000	$50	$499,950		$500,000

Net loss for the period January 23, 2007 to June 30, 2007				(206,314)	(206,314)

Balance, June 30, 2007	5,000	$50	$499,950	$(206,314)	293,686

Universal Bioenergy North America, Inc.
(A Development Stage Company)
Statement of Cash Flows
For the Period From January 23, 2007 (Inception) to June 30, 2007

Cash Flows From Operating Activities:
Net Loss	$(206,314)
Changes in operating assets and liabilities:
Accounts Payable and Accrued Expenses	54,834
Prepaid Expenses	(11,781)
Deposits	(13,100)
Net Cash Used In Operating Activities	(176,361)

Cash Flows From Investing Activities:
Purchase of fixed assets	(1,751,543)
Net Cash Provided by Financing Activities	(1,751,543)

Cash Flows From Financing Activities:
Proceeds from issuance of common stock	500,000
Proceeds from issuance of note payable	1,650,000
Net Cash Provided by Financing Activities	2,150,000

Net Increase in Cash	222,096

Cash at Beginning of Period	-

Cash at End of Period	$222,096

Supplemental disclosure of cash flow information:

Cash paid for interest	$-
Cash paid for taxes	$-

Universal Bioenergy North America, Inc.
(A Development Stage Company)
Notes to Financial Statements
As Of June 30, 2007

NOTE 1 -Summary of Significant Accounting Policies

A. Organization

Universal Bioenergy North America, Inc. (a development stage company) (The “Company”) was incorporated in the State of Nevada on January 23, 2007 and has elected its fiscal year end of December 31. The Company owns a Biodiesel refinery and intends to produce Biodiesel fuel using primarily soybean and other vegetable oil and grease in a refining process to yield Biodiesel fuel and a marketable byproduct of glycerin. The Company’s facility is located in Nettleton, Mississippi. Activities during the development stage include cleaning and painting the refinery, adding equipments, developing the business plan and raising capital.

B. Use of Estimates

In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reported period. Actual results could differ from those estimates.

C. Cash and Cash Equivalents

The Company considers cash on hand and amounts on deposit with financial institutions which have original maturities of three months or less to be cash and cash equivalents.

D. Loss per Share

Basic and diluted net loss per common share is computed based upon the weighted average number of common shares outstanding as defined by Financial Accounting Standards No. 128, “Earnings Per Share.” As of June 30, 2007, there were no common share equivalents outstanding.

E. Revenue and Cost Recognition

The Company recognizes revenue from the sale of Biodiesel fuel and related byproducts at the time title to the products transfers, the amount is fixed and determinable, evidence of an agreement exists and the customer bears the risk of loss, net of provisions for rebates and sales allowances.

Universal Bioenergy North America, Inc.
(A Development Stage Company)
Notes to Financial Statements
As Of June 30, 2007

F. Business Segments

The Company operates in one segment and therefore segment information is not presented.

G. Income Taxes

The Company accounts for income taxes under the Statement of Financial Accounting Standards Board Statement of Financial Accounting Standard No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. As of June 30, 2007, the Company has a net operating loss carryforward of $206,314 available to offset future taxable income through 2027. The increase in the valuation allowance for the period from January 23, 2007 (Inception) to June 30, 2007 was $70,147.

H. Property and Equipment

The Company values property and equipment at cost and depreciates these assets using the straight-line method over their expected useful lives. The Company uses useful lives for assets ranging from five years (computer equipment and office furniture) to fifteen years (plant equipment).

I. Fair Value of Financial Instruments

The carrying amounts of the Company’s financial instruments including accounts payable and accrued expenses and notes payable approximate fair value due to the relatively short period to maturity for these instruments.

J. Concentration of Credit Risk

The Company at times has cash in banks in excess of FDIC insurance limits. At June 30, 2007, the Company had approximately $101,985 in excess of FDIC insurance limits.

Universal Bioenergy North America, Inc.
(A Development Stage Company)
Notes to Financial Statements
As Of June 30, 2007

K. Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements”. The objective of SFAS 157 is to increase consistency and comparability in fair value measurements and to expand disclosures about fair value measurements. SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. SFAS 157 applies under other accounting pronouncements that require or permit fair value measurements and does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for fair value measurements made in fiscal years beginning after November 15, 2007. The adoption of this statement is not expected to have a material effect on the Company’s future reported financial position or results of operations.

In February 2007, the Financial Accounting Standards Board (FASB) issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities - Including an Amendment of FASB Statement No. 115”. This statement permits entities to choose to measure many financial instruments and certain other items at fair value. Most of the provisions of SFAS No. 115 apply only to entities that elect the fair value option. However, the amendment to SFAS No.,115 “Accounting for Certain Investments in Debt and Equity Securities” applies to all entities with available-for-sale and trading securities. SFAS No. 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provision of SFAS No. 157, “Fair Value Measurements”. The adoption of this statement is not expected to have a material effect on the Company’s financial statements.

NOTE 2 PROPERTY AND EQUIPMENT

The following is a summary of property and equipment at:

June 30, 2007

Property and Equipment	$1,597,857
Land	150,000
Office furniture and equipment	3,686
1,751,543

Less Accumulated Depreciation	(0)

Total	$1,751,543

Universal Bioenergy North America, Inc.
(A Development Stage Company)
Notes to Financial Statements
As Of June 30, 2007

Depreciation expense as of June 30, 2007 was $0 . The Company has not recorded any depreciation expense related to its processing facility as it has not been placed in service as of June 30, 2007.

NOTE 3 STOCKHOLDER’S EQUITY

A. Common Stock Issued for Cash

During January 2007, the Company issued 5,000 shares of common stock for cash of $500,000 ($100 per share).

NOTE 4 NOTE PAYABLE

During January 2007, the Company entered into a $1,650,000 note payable. The interest rate is 6% per annum and the note is secured by all the assets of the Company. The note requires semi annual principle payments of $103,125 plus interest on June and December of each year. During the period from inception to June 30, 2007, the Company incurred interest expense of approximately $42,041, which is included in interest expense.

Future minimum principle payments are as follows:

2008	$206,250
2009	206,250
2010	206,250
2011	206,250
2012 and thereafter	825,000

Total payments	$1,650,000

Less current portion	206,250

$1,443,750

Universal Bioenergy North America, Inc.
(A Development Stage Company)
Notes to Financial Statements
As Of June 30, 2007
NOTE 5 COMMITMENTS AND CONTINGENCIES

During 2007, as part of the sale of the facility by the bankruptcy court, the Company assumed an agreement entered into by the former operators of the biodiesel facility with the state of Mississippi Commission on Environmental Quality. The agreement requires the Company to deposit $50,000 into a trust fund to be used by the state of Mississippi for closure of the facility in the event the Company ceases operations. In addition, the Company is required to obtain approval from the state of Mississippi and meet certain environmental operating criteria as agreed to in the settlement agreement prior to beginning operations at the facility. As of the date of this report, the Company has not completed its obligations to the state of Mississippi and has not received approval to begin operations.

NOTE 6 GOING CONCERN

As reflected in the accompanying financial statements, the Company is in the development stage with limited resources, used cash in operations of $176,361 from inception, a working capital deficiency of $27,207 and has an accumulated deficit during the development stage of $206,314. This raises substantial doubt about its ability to continue as a going concern. The ability of the Company to continue as a going concern is dependent on the Company’s ability to raise additional capital and implement its business plan. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management believes that actions presently taken to obtain additional funding and begin operations provide the opportunity for the Company to continue as a going concern.